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                                                                    Exhibit 99.1

PRESS RELEASE

                 HOUSTON EXPLORATION COMPLETES REDEMPTION OF ITS
             $100 MILLION 8.625% SENIOR SUBORDINATED NOTES DUE 2008

HOUSTON, TX - JULY 17, 2003 - The Houston Exploration Company (NYSE: THX) today announced that it has completed the previously announced redemption of the entire $100 million aggregate principal amount of the company's outstanding
8.625 percent senior subordinated notes due January 2008. Houston Exploration financed the redemption with a portion of the net proceeds received from its private placement of $175 million 7.0 percent senior subordinated notes due 2013 that was completed June 10, 2003.

The total redemption price, including the call premium, was approximately $104.3 million. The company will recognize debt extinguishment expenses totaling $5.9 million ($3.9 million net of tax) in the quarter ended June 30, 2003. This includes the call premium of $4.3 million and a non-cash charge of $1.6 million representing the write-off of the remaining unamortized debt issuance costs relating to the $100 million 8.625 percent senior subordinated notes.

The Houston Exploration Company is an independent natural gas and oil company engaged in the development, exploitation, exploration and acquisition of domestic natural gas and crude oil properties. The company's operations are focused in South Texas, the shallow waters of the Gulf of Mexico and the Arkoma Basin, with additional production in East Texas, South Louisiana and West Virginia. For more information, visit the company's website at www.houstonexploration.com.

This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act. All statements other than statements of historical fact included in this press release are forward-looking statements and reflect the company's current expectations and are based on currently available information. Important factors that could cause actual results to materially differ from the company's current expectations include price volatility, the risk of future writedowns, the inability to meet substantial capital requirements, the constraints imposed by current indebtedness, reserve replacement risks, drilling risks, the risks associated with recent acquisitions, and other factors inherent in the exploration for and production of natural gas and crude oil discussed in the company's filings with the Securities and Exchange Commission, including the company's annual report on Form 10-K for the year ended December 31, 2002.

CONTACT: MELISSA REYNOLDS
THE HOUSTON EXPLORATION COMPANY
(713) 830-6887